Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamresearch.com
Dan Carpenter, Corporate Communications, phone: 510/572-5241, e-mail: dan.carpenter@lamresearch.com
Lam Research Corporation to Acquire Bullen Ultrasonics’ Silicon Growing and Fabrication Assets
FREMONT, Calif., October 10, 2006—Lam Research Corporation (NASDAQ: LRCX) today announced that it has signed a definitive agreement to acquire the silicon growing and fabrication assets of Bullen Ultrasonics for approximately $175 million in cash. Bullen Ultrasonics, headquartered in Eaton, Ohio, is a privately held supplier of precision machined components to the semiconductor, aerospace, automotive and other industries.
Under the terms of the agreement, Lam will acquire all assets related to Bullen Ultrasonics’ silicon growing and fabrication business utilized in supplying chamber-critical components for Lam tools as well as for other customers in the semiconductor industry. The transaction is expected to close in 30 to 45 days. Following the closing, the silicon growing and fabrication related business will become Bullen Semiconductor, a division of Lam.
The remaining assets of Bullen Ultrasonics, independent of Lam, will operate as a supplier of machining and fabrication services for non-silicon hard, brittle materials to a variety of industries.
“This transaction will enable us to secure a consistent supply of critical silicon materials essential to the performance of our etch chambers,” stated Steve Newberry, president and chief executive officer of Lam Research. “Bullen has been a key supplier to Lam since 1991, and is a recognized leader in silicon growing, ultrasonic impact grinding, and precision machining technology used in silicon material fabrication. We intend to build upon the strong track record of accomplishments established by the Bullen team and expect our shared values and business alignment to provide a solid foundation for future success.”
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Lam to Acquire Bullen Ultrasonics’ Silicon Growing and Fabrication Assets........................ Page 2 of 2
A question and answer list on this transaction will be available on the Investor Relations section of Lam’s external web site at lamresearch.com.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the closing of the transaction and its timing, Lam’s future plans for use of the acquired assets, the future operations of Bullen Ultrasonics, and the likelihood of future success based on the transaction. Some factors that may affect these forward looking statements include: changes in the silicon growing and fabrication market, changing technologies that affect silicon growing, silicon fabrication, and the components of Lam’s etch chambers, and varying business opportunities for the acquired assets. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 25, 2006, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
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